EXHIBIT 10.2

SUBORDINATION AND INTERCREDITOR AGREEMENT

between

SUNAMERICA LIFE INSURANCE COMPANY

and

PRIME GROUP REALTY, L.P.

Continental Towers

Rolling Meadows, Illinois

May 5, 2005

Schedules and Exhibits

SCHEDULE 1	DEFINED TERMS
EXHIBIT A	JUNIOR LOAN DOCUMENTS
EXHIBIT B	SENIOR LOAN DOCUMENTS
EXHIBIT C	LEGAL DESCRIPTION

SUBORDINATION AND INTERCREDITOR AGREEMENT

THIS SUBORDINATION AND INTERCREDITOR AGREEMENT is made as of May 5, 2005 among SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation, (“Senior Lender”), and PRIME GROUP REALTY, L.P., a Delaware limited partnership (“Prime”).

RECITALS:

Prime is the holder of the Junior Loan Documents which evidence the Junior Loan which encumber the Property. Simultaneously with the execution and delivery hereof, Senior Lender has made the Senior Loan to Borrower which Senior Loan is evidenced and secured by the Senior Loan Documents which encumber the Property. This Agreement is entered into to evidence the subordination of the Junior Loan and the Junior Loan Documents to the Senior Loan and the Senior Loan Documents, to set forth the relative rights of the holders thereof and to evidence additional agreements between the holders.

Therefore, the parties agree as follows:

1.	Defined Terms.

In addition to the terms defined elsewhere in this Agreement and the Exhibits hereto, certain terms shall have the meanings ascribed to such terms in Schedule 1 attached hereto. Any terms not defined herein shall have the meaning given to such term in the Senior Loan Documents.

2.	Subordination.

2.1        Prime hereby subordinates and does hereby declare to be subordinate the Junior Loan Documents, the Junior Loan, the Junior Indebtedness and the lien thereof to the Senior Loan Documents, the Senior Loan, the Senior Loan Indebtedness and the lien thereof. The security interests of Prime in the Collateral are hereby made subject and subordinate in all respects to the security interests of Senior Lender in the Collateral. Prime agrees that, as of the date hereof, it does not have nor will it assert any lien or security interest in or against the Deposit Account or the partnership interests in Beneficial Interest Holder.

2.2        This Agreement shall be deemed to be a Subordination Agreement under Section 510 of the United States Bankruptcy Code.

3.	Payments on Junior Indebtedness.

Notwithstanding any provision contained herein to the contrary, as long as no Cash Management Period (as defined in the Senior Loan Agreement) has occurred and is continuing, Prime shall have the right to receive payments due under the Junior Loan Documents to the extent, but only to the extent, cash is available for such payments after the payment of all monthly payment amounts set forth in the Senior Loan Documents (the “Permitted Payments”). Prime agrees that it will not accept or demand any payments, in cash or other property (by acceleration, set-off or otherwise) with respect to the Prime Indebtedness other than the

Permitted Payments. If a Senior Event of Default occurs and is continuing, Prime shall not be entitled and shall not accept any payment or prepayments (whether by acceleration, set-off or otherwise) on the Junior Indebtedness, such payments to be held in trust and distributed, if received, in accordance with Section 4.

4.	Distributions Held in Trust.

If Prime shall receive any payment or distribution from or for the account of Borrower or any cash or other proceeds of the Collateral other than a Permitted Payment (including, without limitation, (i) any distribution arising directly or indirectly from any lien of the Senior Lender being avoided, declared to be fraudulent, or otherwise set aside under the provisions of any law governing fraudulent conveyances or transfers, and (ii) any distribution arising directly or indirectly by reason of or in connection with an Insolvency Proceeding), in excess of a Permitted Payment (calculated as if such Insolvency Proceeding had not occurred or if any such lien had not been avoided, declared to be fraudulent, or otherwise set aside under the provisions of any law governing fraudulent conveyances or transfers), Prime shall hold the same in trust, as trustee, for the benefit of Senior Lender and shall promptly deliver the same to the Clearing Account or as otherwise directed by Senior Lender, for the benefit of Senior Lender in precisely the form received (except for the endorsement or assignment thereof by Prime without recourse or warranty). In the event Prime fails to make any such endorsement or assignment, Senior Lender, or any of its officers or employees, is hereby irrevocably authorized as Prime’s attorney in fact, to make the same.

5.	Cash Collateral Account Distributions.
	5.1	Distributions Prior to Senior Event of Default.

(a)        Prior to the occurrence of a Senior Event of Default, all Funds shall be distributed as provided in the Loan Agreement and the Clearing Account Agreement.

(b)        Prime shall cause to be deposited in the Clearing Account all Funds which are received by Prime or any of its Affiliates within one Business Day of its receipt thereof. So long as an Affiliate of Prime is the Manager, Prime will not permit any withdrawal by Manager from the Clearing Account or the Borrower’s Operating Account (as defined in the Clearing Account Agreement) except as permitted by the Management Agreement.

5.2	Distribution Following an Event of Default Hereunder.

(a)        Following an Event of Default hereunder, and so long as no Senior Event of Default has occurred, all Funds theretofore deposited, and as and when deposited thereafter, into the Clearing Account may be directed by Lender to be swept by the Clearing Bank into the Cash Collateral Subaccount and the same shall constitute a Cash Management Period under the Loan Agreement; and such Funds in the Cash Collateral Subaccount shall be applied in accordance with and in the order of priority set forth in the Deposit Account Agreement and the Loan Agreement.

(b)        Following a Senior Event of Default, all Funds theretofore deposited and as and when deposited thereafter in the Cash Collateral Subaccount or otherwise collected by

Senior Lender, shall be applied to amounts outstanding under the Senior Loan Documents in any order and in any manner as Senior Lender shall elect in Senior Lender’s sole discretion without the need to seek the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of the Mortgage or exercise of its other rights under the Loan Documents.

5.3	Senior Lender Notices.

In the event of a Default by the Borrower under any of the Senior Loan Documents, the Senior Lender will provide to the Junior Lender a copy of any related notice of default delivered to Borrower, in the manner provided for herein. In the event of a default by Borrower under any of the Junior Loan Documents, the Junior Lender will provide to the Senior Lender a copy of any related notice of default delivered to Borrower, in the manner provided for herein.

6.	Payoff Obligation.

On the later of (a) the Maturity Date of the Loan and (b) January 5, 2013 (“Final Payoff Date”) or such earlier date as provided in this Agreement, Prime will pay off the Senior Indebtedness by paying to Senior Lender by Wire Transfer an amount equal to the Payoff Amount (without Prepayment Premium), upon receipt of which Senior Lender will perform the Release Actions.

7.	Reserved.
8.	Purchase Option.

Prime shall have the option to purchase the Senior Loan at any time upon thirty (30) days prior written notice to Senior Lender and payment to Senior Lender by Wire Transfer of the Payoff Amount plus any applicable Prepayment Premium. Upon receipt of such payment, Senior Lender shall perform the Transfer Actions.

9.	Reserved.
10.	Reserved.
11.	Tenant Estoppels and SNDAs.

To the extent that Tenant Estoppels and SNDAs from Tenants occupying 100% of the total rentable space in the Property have not been delivered to Senior Lender on the date hereof, Prime will diligently pursue the missing Tenant Estoppels and SNDAs and report on the progress thereof as requested by Senior Lender.

12.	Insurance.

Throughout the Term, so long as Prime or an Affiliate of Prime is the Manager, Prime will cause Manager to maintain policies of All Risk Replacement Cost Insurance and Agreed Amount Endorsement, flood insurance (if the Property is in an area which is considered a flood risk area by the U.S. Department of Housing and Urban Development), rent insurance in amounts and in form which comply with the terms of the Senior Loan Documents, or as Senior

Lender may reasonably require from time to time pursuant to the terms of the Loan Documents, a copy of which Prime acknowledges it has received and approved.

13.	Reporting.

So long as the Manager is an Affiliate of Prime, Prime will cause the Manager to furnish Senior Lender the financial reports required by the Senior Loan Agreement, a copy of which Prime acknowledges it has received and approved.

14.	Management.

The Property will be managed at all times by a property manager approved by Senior Lender in its reasonable discretion pursuant to a management agreement approved by Senior Lender. Senior Lender approves Prime Group Management, L.L.C. as the initial Manager under the Management Agreement previously submitted to and approved by Senior Lender (the “Management Agreement”), subject to the right of Lender to terminate the Management Agreement as provided in the Senior Loan Documents. A change in the Manager or the Management Agreement without the consent of Senior Lender shall be an Event of Default hereunder and under the Senior Loan Documents. Any transaction which results in Manager no longer being an Affiliate of Prime shall constitute a change in the Manager.

15.	Reserved.
16.	Reserved.
17.	Events of Default.

Each of the following shall constitute an Event of Default under this Intercreditor Agreement:

(a)	The occurrence of any Senior Event of Default, provided:

(i)         in the case of a Senior Event of Default which arises from a Senior Default in the making of any payment or deposit required under the Senior Loan Documents, such Senior Default has continued unremedied for five (5) days following Prime’s receipt of written notice of such Senior Default (whether or not notice or the elapsing of any grace period is required under the Senior Loan Documents prior to such Senior Default becoming a Senior Event of Default); or

(ii)         in the case of a Senior Event of Default which arises from a Senior Default other than failure to make any payment or deposit required under the Senior Loan Documents, such Senior Default has continued unremedied for thirty (30) days following Prime’s receipt of written notice of such Senior Default (whether or not notice or the elapsing of a longer or shorter grace period is required under the Senior Loan Documents) unless (A) such default is reasonably susceptible of cure but such cure cannot be accomplished within such thirty (30) period using reasonable commercial efforts and (B) within such thirty (30) day period and (1) Prime undertakes in a written notice (the “Cure Notice”) to cure the default within a reasonable period of time by taking such action as is described therein, (2) Prime posts such security as is reasonably required by Senior Lender to assure that such default will be cured within such period of time, (3) Prime continuously and diligently pursues such cure in compliance with the Cure Notice and such other reasonable requirements reasonably requested by Senior Lender, (4) the value of the Property or Senior Lender’s interest therein is not jeopardized during the cure period and (5) Prime pays any reasonable costs (including reasonable attorneys’ fees) incurred by Senior Lender in preparing and sending notices of the default, evaluating the default and the proposed cure and monitoring the cure.

(b)        The occurrence of an Event of Default under and as defined in any of the Prime Documents.

(c)        The failure of Prime to pay or make any payment, deposit, Default Charge, Administrative Cost or Protective Advance due under this Agreement or any other Prime Document within five (5) days following Senior Lender’s written request to Prime for the payment thereof.

(d)        The failure of Prime to pay off the Senior Indebtedness on the Final Payoff Date.

(e)	Any action by Prime in violation of Section 21 or 22 hereof.

(f)         The failure of Prime to perform any other obligation under this Agreement or any of the other Prime Documents and such failure continues for thirty (30) days following receipt by Prime of written notice thereof.

(g)        The untruth in any material respect of any warranty or representation made by Prime in any of the Prime Documents.

(h)        (i) The filing by or against any of either Fee Holder, Beneficial Interest Holder, General Partner, or Prime of a petition under the United States Bankruptcy Code, which in the case of an involuntary petition is not dismissed within ninety (90) days; (ii) an assignment by any party for the benefit of creditors; or (iii) the appointment of a trustee, receiver or liquidator for any such party.

(i)         A Prohibited Transfer under the Senior Loan Agreement or the transfer of Prime’s interest as holder of the Junior Loan Documents.

(j)         Any modification of the Junior Loan Documents without the prior written consent of Senior Lender, which consent shall not be unreasonably withheld.

(k)        The occurrence of a Management Event of Default as defined in the Management Agreement at any time when any Affiliate of Prime is the Manager.

18.	Remedies.

Upon the occurrence of an Event of Default under this Intercreditor Agreement, Senior Lender may exercise some or all of the following rights and remedies in any order and in any combination it may choose:

(a)        Exercise any right or remedy available under this Agreement or any of the Prime Documents.

(b)        Take any action permitted under Section 5.2(a) above or, if a Senior Event of Default has occurred, under Section 5.2(b) above.

(c)        Designate a new Manager, replace the Manager and/or modify or replace the Management Agreement.

19.	Default Interest; Administrative Costs; Protective Advances; Collection Costs.

(a)        All payments or deposits due under this Agreement or any of the other Prime Documents shall bear interest at the Default Rate from the date due until paid (“Default Interest”). In addition, if any payment due to Senior Lender under this Agreement or any of the other Prime Documents is not paid within five (5) days following the due date thereof, Senior Lender may impose, with or without notice to Prime, a late payment fee (each, a “Late Charge”) equal to four percent (4%) of the amount due to cover Senior Lender’s administrative expenses.

(b)        Prime will reimburse Senior Lender within five (5) days after demand for all reasonable expenses, including fees of attorneys, architects, engineers and other consultants, incurred in connection with any consent or approval sought by Prime, any Fee Holder or Beneficial Interest Holder pursuant to or in connection with this Agreement, the other Prime Documents, the Senior Loan Documents or the Property (collectively “Administrative Costs”). Senior Lender may require payment of Administrative Costs as a condition precedent to giving any such consent or approval sought by Prime.

(c)        Prime shall appear in and defend any action or proceeding purporting to affect the Senior Loan Documents, Property, or the Security or the rights or powers of the Senior Lender. Prime shall pay all reasonable costs and expenses, including without limitation cost of evidence of title and reasonable attorneys’ fees, in any such action or proceeding in which Senior Lender may appear. If Prime fails to perform any of the material covenants or agreements contained in this Agreement, or if any action or proceeding is commenced which may have a materially adverse effect on the Senior Loan Documents, Property or the Security or any part thereof, including, but not limited to, eminent domain, code enforcement, or proceedings of any nature whatsoever under any federal or state law, whether now existing or hereafter enacted or amended, relating to bankruptcy, insolvency, arrangement, reorganization or other form of debtor relief, or to a decedent, then Senior Lender may, but without obligation to do so and without notice to or demand upon Prime and without releasing Prime from any obligation hereunder, make such appearances, disburse such sums and take such action as Senior Lender deems necessary or appropriate to protect Senior Lender’s interests, including, but not limited to, disbursement of reasonable attorneys’ fees, entry upon the Property to make repairs or take other action to protect the Property or other Security, payment of Necessary Capital Expenses, and payment, purchase, contest or compromise of any mechanics lien and any other encumbrance, charge or lien which other encumbrance in the judgment of Senior Lender appears to be prior or equal in priority to the lien of the Loan Documents. Prime further agrees to pay or reimburse Senior Lender for the payment of all reasonable expenses of Senior Lender (including without limitation attorneys fees and expenses) incident to the actions of Senior Lender pursuant to this Section 19(c). Any amounts disbursed by Senior Lender pursuant to this Section 19(c) or otherwise reimbursable by Prime (“Protective Advances”) shall be payable by Prime within ten (10) days after demand. Nothing contained in this Section shall be construed to require Senior Lender to incur any expense, make any appearance, or take any other action.

(d)        Prime will pay within ten (10) days after demand the reasonable costs, including fees of attorneys and other consultants, incurred by Senior Lender in preparation for the exercise of and in exercising any of its remedies under or in respect of this Agreement, the Senior Loan Documents or the Property arising by reason of the occurrence of any default or Event of Default under this Agreement, any of the other Prime Documents or the Senior Loan Documents (collectively, “Collection Costs”).

20.	Performance by Prime; Waiver of Subrogation.

Senior Lender shall accept performance by Prime of any of the obligations of Borrower under the Senior Loan Documents, including any cure effected during any cure period provided for therein or herein. Notwithstanding any such performance by Prime of any obligations of Borrower, Prime hereby absolutely and irrevocably waives, to the fullest extent permitted by applicable law, any rights it may have, by contract, at law or in equity, to be subrogated to Senior Lender’s rights against Borrower under the Senior Loan Documents or to Senior Lender’s security interests in any of the Collateral until three hundred sixty-six (366) days following the satisfaction in full of the Senior Indebtedness or the date on which Prime purchases the Senior Indebtedness pursuant to Section 8. Provided Senior Lender has complied with the terms of this Agreement, Prime shall not contest any foreclosure of Senior Lender’s security interests against the Collateral. Notwithstanding any provision of this Agreement, Prime agrees and acknowledges that it is not, in its capacity as holder of the Junior Loan Documents and creditor of Borrower, a third party beneficiary of any obligations of Senior Lender under the Senior Loan Documents.

21.	Standstill.

Prime shall not under any circumstance take any action to foreclose or otherwise enforce any of the security interests or rights under the Junior Loan Documents by reason of a default thereunder unless and until the Senior Indebtedness is paid in full, Prime acknowledging that it is fully able to protect its rights under the Junior Loan Documents by exercising its right to pay off the Senior Indebtedness (including Prepayment Premium). Without limitation of the foregoing, until the Senior Indebtedness is paid in full, (i) Prime will take no action which would or may have the effect of terminating any lease of the Property by reason of such lease being subordinate to the Junior Loan Documents or otherwise, (ii) Prime will not seek the appointment of a receiver, trustee or conservator of the Property or of any entity comprising the Borrower in any proceeding or otherwise and (iii) Prime will not exercise any assignment of rents or take action under any guaranty given under the Junior Loan Documents against the Limited Partners in the Beneficial Interest Holder without Senior Lender’s prior written consent thereto contained in the Junior Loan Documents.

22.	Enforcement Interference by Prime.

(a)        Until at least three hundred sixty-six (366) days following the satisfaction in full of the Senior Indebtedness or the date on which Prime purchases the Senior Indebtedness pursuant to Section 8, Prime hereby covenants and agrees that it will not acquiesce, petition or otherwise invoke or cause any other Person to invoke the process of the United States of America, any state or other political subdivision thereof or any other jurisdiction, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government for the purpose of commencing or sustaining any Insolvency Proceeding against any entity comprising the Borrower. Prime hereby irrevocably appoints Senior Lender as Prime’s agent and attorney-in-fact to vote the full amount of the Junior Indebtedness and to file any claims as the holder thereof in any Insolvency Proceeding. The Junior Loan Documents are hereby pledged to Senior Lender as security for Prime’s obligations under this Agreement and the other Prime Documents. Accordingly, such irrevocable appointment of Senior Lender as agent and attorney-in-fact is a power coupled with an interest. In so voting, Senior Lender shall be entitled to vote in its own self-interest without regard to the interest of Prime. Without limitation of the foregoing, Prime shall not in any Insolvency Proceeding propose, join in, or vote in favor of, any plan of reorganization (or any provision in any such plan) that would impair (within the meaning of 11 U.S.C. § 1124) any claim of Senior Lender under the Senior Loan Documents or any security or collateral for the Senior Loan, including without limitation any plan (or any provision in any such plan) that would (i) extend the term of the Senior Loan, (ii) cause any reduction in the debt service or the amount of the debt owed by Borrower to Senior Lender under the Senior Loan Documents or any of them, or (iii) amend or modify in any way the agreements between Prime and Senior Lender as set forth in this Agreement and the other Prime Documents.

(b)        Prime shall not institute any judicial or administrative proceeding against Senior Lender with the intent of interfering with or delaying the exercise by Senior Lender of its rights and remedies in respect of the Collateral or any part thereof or under the Senior Loan Documents or this Agreement or the other Prime Documents. Without limiting the generality of the foregoing, in the event of an Insolvency Proceeding under the United States Bankruptcy Code, Prime agrees that it will not object to or oppose any efforts by Senior Lender to obtain relief from the automatic stay under Section 362 of the United States Bankruptcy Code or to seek to cause such entity’s bankruptcy estate to abandon the Property (or any portion thereof). Prime agrees that if Prime or any of its Affiliates purchases any claims of other creditors of Borrower in any Insolvency Proceeding, such claims and all security therefor will, for all purposes, be subject to the terms of this Agreement as if such claims were included in the Junior Loan and as if such security were included in the Junior Loan Documents.

23.	Consent by Prime.

Prime hereby consents and agrees that, subject to the provisions of this Agreement and the other Prime Documents, any lawful action taken by or on behalf of Senior Lender in the exercise of Senior Lender’s rights and/or remedies under the Senior Loan Documents (including, without limitation, any foreclosure or acquisition of title to the Property or any part thereof by deed in lieu of foreclosure or otherwise) are hereby deemed to be consented to and approved by Junior Lenders in all respects.

24.	Waivers.

Prime hereby waives and agrees not to assert or take advantage of, to the fullest extent permitted by law:

(a)        Any right to require Senior Lender to proceed against Borrower or any other Person or to proceed against or exhaust any of the Collateral held by it at any time, or to proceed with any other remedy in Senior Lender’s power before exercising any other right, or remedy under the Senior Loan Documents;

(b)        Until the Senior Indebtedness has been paid in full, any defense that may arise by reason of the incapacity, lack of authority, death or disability of, or revocation hereof by any Person or the failure of Senior Lender to file prior to any disallowance date or to enforce a claim against the estate (either in administration, bankruptcy or any other proceedings), of any Person;

(c)        Until the Senior Indebtedness has been paid in full, demand, protest and notice of any kind, except for any notice expressly required under the Prime Documents or the Senior Loan Documents, including without limiting the generality of the foregoing, notice of the evidence, creation or incurring of any new indebtedness or obligation or of any action or non-action on the part of Borrower or Senior Lender in connection with any obligation or evidence of indebtedness held by Senior Lender as collateral or in connection with any indebtedness evidenced by the Senior Loan Documents;

(d)        Any and all right to have the Property and estates comprising the Property or any other Collateral marshaled upon any foreclosure of the security interests of Senior Lender and Prime further agrees that any court having jurisdiction to foreclose such security interests may order the Collateral sold as an entirety or in any parcels or combinations thereof elected by Senior Lender.

25.	Priority of Payments, Distributions.

(a)        In the event of any Insolvency Proceeding, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Borrower, the Senior Indebtedness (which term as used throughout this Agreement shall include, without any limitation, any Interest accruing after the occurrence of a Senior Event of Default whether or not such Interest is allowed as a claim in any Insolvency Proceeding) due or to become due shall first be paid in cash in full before any payment on account of principal, interest or otherwise is made upon the Junior Indebtedness, and in any such proceeding, any payment or distribution of any kind or character which may be payable or deliverable with respect to the Junior Indebtedness shall be paid or delivered directly to Senior Lender for application in payment of the Senior Indebtedness, unless and until the Senior Indebtedness shall have been paid and satisfied in full in cash. Further, Prime specifically agrees as follows:

(b)        In the event that, notwithstanding the foregoing, upon any proceeding or event described above, any payment or distribution of assets of any entity comprising the Borrower, of any kind or character, whether in cash or property, shall be received by Prime before the Senior Indebtedness is paid in full in cash, such payment or distribution shall be held in trust for the benefit of Senior Lender and, unless prohibited by law or court order, shall be immediately paid over to Senior Lender for application to the payment of the Senior Indebtedness remaining unpaid until the Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution with respect to the Senior

Indebtedness. The provisions of this Agreement shall apply among Senior Lender and Prime, regardless of whether any of the security interests of any party hereto are held to be invalid or the priority thereof changed.

(c)        Prime shall not take or support any action to contest (i) the validity of any liens or security interests granted to Senior Lender under the Senior Loan Documents or with respect to the Collateral, (ii) the relative rights of Senior Lender and Prime with respect to such liens and security interests or (iii) the enforceability of this Agreement or any of the Senior Loan Documents.

(d)        The subordination provisions contained herein shall continue to be effective or be reinstated, as the case may be, until such time as the Senior Indebtedness shall be paid in full in cash; provided that if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by Senior Lender upon the insolvency, bankruptcy or reorganization of an entity comprising the Borrower or otherwise, the provisions of this Agreement shall again be operative until the Senior Indebtedness shall again be paid in full in cash, all as though such payment had not been made.

26.	Additional Covenants of Prime.

Prime covenants and agrees for the benefit of Senior Lender or any subsequent holder of the Senior Loan Documents, regardless of the provisions of the Junior Loan Documents, as follows:

(a)        Without limiting the generality of any other provisions of this Agreement, except as provided in this Section 26, Senior Lender may at any time and from time to time without the consent of, or notice to Prime, and without incurring responsibility to Prime, upon or without any terms or conditions and in whole or in part:

(1)        with the written consent of Prime, change the manner or place and/or change or extend the time of payment or performance of, renew or alter, any portion of the Senior Indebtedness or any other obligations of any Person evidenced or secured by the Senior Loan Documents;

(2)        sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any Collateral

(3)        exercise or refrain from exercising any rights against Borrower or others or otherwise act or refrain from acting;

(4)        settle or compromise any portion of the Senior Indebtedness or any other obligations of any Person evidenced or secured by the Senior Loan Documents, any security therefor or any liability incurred directly or indirectly in respect thereto;

(5)        apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of Borrower to Senior Lender regardless of what liability or liabilities of Borrower remain unpaid or unperformed; and/or

(6)        consent to or waive any breach of, or any act, omission or default under, any of the Senior Loan Documents, or otherwise amend, modify or supplement any of the Senior Loan Documents or any other instruments or agreements executed and delivered in connection therewith or otherwise relating thereto.

(b)        The benefits and burdens of this Agreement are transferable to any person to whom Senior Lender may transfer the Senior Loan Documents.

(c)        Until the Senior Indebtedness is repaid in full, Prime hereby releases any claim to rents, extraordinary payments with respect to any lease, insurance proceeds and/or condemnation awards and all other Funds. Insurance proceeds or condemnation awards shall be applied as provided in the Senior Loan Agreement and, to the extent applicable, the Deposit Account Agreement. Prime further agrees that, in the event of a casualty to the Property or a condemnation or taking under a power of eminent domain, all adjustments of insurance claims, condemnation claims and settlements of insurance claims, condemnation claims and settlements in anticipation of such condemnation or taking shall be prosecuted, at Senior Lender’s election, by Senior Lender and all payments and settlements of insurance claims or condemnation awards or payments in anticipation of condemnation or a taking shall be paid to Senior Lender, to the extent provided for in the Senior Loan Documents, Prime hereby agreeing that its interest in any such proceeds is junior to the rights of Senior Lender therein and that Prime shall have no right to participate in any such adjustment process, payment or settlement unless and until the Senior Indebtedness is paid in full.

(d)        Prime will not permit any amendment of the Junior Loan Documents without the prior written consent of Senior Lender.

(e)        Prime will not transfer or assign, either outright or as security for any obligation, any of its powers, rights or interests in the Junior Loan Documents, without the prior written consent of Senior Lender.

27.	Representations of Prime.

Prime hereby makes the following representations and warranties to Senior Lender as of the date hereof (but only with respect to itself):

(a)        Prime has the power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all necessary action of Prime, duly executed and delivered by Prime and constitutes valid and binding obligations of Prime enforceable against Prime in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)        Neither the execution, delivery or performance by Prime of this Agreement nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Prime pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other material agreement, contact or instrument to which Prime is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the organizational documents of Prime.

(c)        No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Prime of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement with respect to Prime.

(d)        Prime entered into the transactions contemplated by the Junior Loan Documents and this Agreement without reliance upon any information or advice from Senior Lender. Prime made its own underwriting analysis in connection with the Junior Indebtedness, its own credit review of Borrower and investigated all matters pertinent, in Prime’s judgment, to its determination to make the Junior Indebtedness to Borrower and to execute and deliver the Junior Loan Documents.

(e)        Neither Prime nor any of Prime’s Affiliates (i) is or will become an “employee benefit plan” (as defined in Section 3(3) of and governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or (ii) is or will be engaging in this transaction directly on behalf of an “employee benefit plan” as defined therein; unless, if Prime or Prime’s affiliates or principals are such a plan governed by ERISA, this Agreement and the performance of Prime’s obligations hereunder will not result in, a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended).

It shall not be a breach of any of the representations and warranties made in this Section 27 if the breach or inaccuracy thereof will not materially or adversely affect the obligations of the warranting party under this Agreement or its ability to perform such obligations.

28.	Senior Lender Representations.

Senior Lender hereby makes the following representations and warranties to Prime as of the date hereof:

(a)        Senior Lender has the power, authority and legal right to execute, deliver and perform this Agreement. This Agreement has been duly authorized by all necessary action of Senior Lender, duly executed and delivered by Senior Lender and constitutes valid and binding obligations of Senior Lender enforceable against Senior Lender in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(b)        Neither the execution, delivery or performance by Senior Lender of this Agreement nor compliance by it with the terms and provisions hereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of Senior Lender pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement, partnership agreement or any other agreement, contact or instrument to which Senior Lender is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the organizational documents of Senior Lender.

(c)        No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date hereof), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Senior Lender of this Agreement or (ii) the legality, validity, binding effect or enforceability of this Agreement with respect to Senior Lender.

29.	Nature of Relationship.

Senior Lender and Prime intend that the relationship between them created by the Prime Documents is of senior lender and junior lender and not that of lender and borrower, joint venturers or tenants in common. Senior Lender and Prime shall file all future federal and state income tax returns in a manner consistent with the foregoing.

30.	Governing Law.

This Agreement will be construed in accordance with the internal laws of the State of Illinois without regard to principles of conflicts of laws.

31.	Notice.

Any notice, demand, request, statement or consent made hereunder shall be in writing, signed by the party giving such notice, request, demand, statement, or consent, and shall be (a) delivered personally, (b) delivered to a reputable overnight delivery service providing a receipt (c) deposited in the United States mail, postage prepaid and registered or certified mail, return receipt requested, or (d) sent by facsimile, provided a copy of such facsimile is also delivered in accordance with (a), (b) or (c) above, at the address or facsimile number set forth below or to such other address or facsimile number within the continental United States of America as may have theretofore been designated in writing. The effective date of any notice given as provided in this Section shall be the date of personal service, one (1) business day after delivery to such overnight delivery service, or three (3) business days after being deposited in the United States mail, whichever is applicable. For purposes hereof, the addresses and phone numbers are as follows:

If to Senior Lender:

SunAmerica Life Insurance Company

1999 Avenue of the Stars

38th Floor

Los Angeles, California 90067

Attn: Director of Mortgage Finance

Fax: 1-310-772-6584

with a copy to:

Brownstein Hyatt & Farber, PC

410 Seventeenth Street

Twenty-Second Floor

Denver, Colorado 80202

Attn: Ana Lazo Tenzer, Esq.

Fax: (303) 223-1111

If to Prime:

Prime Group Realty, LP.

77 West Wacker Drive

Suite 3900

Chicago, IL 60601

Attn: Jeffrey Patterson

Fax: (312) 917-4230

with a copy to:

Prime Group Realty, LP.

77 West Wacker Drive

Suite 3900

Chicago, IL 60601

Attn: James Hoffman

Fax: (312) 917-4230

with a copy to:

Winston & Strawn

35 West Wacker Drive

Chicago, IL 60601

Attn: M. Christine Graff, Esq.

Fax: (312) 558-5700

32.	Waiver.

Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

33.	Binding Agreement.

This Agreement shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, the foregoing shall not be deemed or construed to (a) permit the assignment of either party’s rights or obligations hereunder except as provided in Section 36 hereof or (b) confer any right, title, benefit, cause of action or remedy upon any person or entity not a party hereto.

34.	Construction.

Whenever the context hereof so requires, reference to the singular shall include the plural and the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation. The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

35.	Severability.

If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any law applicable to the terms hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each such clause or provision of this Agreement that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

36.	Counterparts.

To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgment of, or on behalf of, each party, or that the signature and acknowledgment of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures and acknowledgments of each of the parties hereto.

37.	No Other Agreements.

Other than as set forth in the Prime Documents and in the documents I delivered pursuant to this Agreement, and the other Prime Documents, this agreement represents the final agreement between the parties with respect to the transaction contemplated herein, supersedes any and all prior discussions and agreements (written or oral) between Prime and Senior Lender with respect to the transaction contemplated herein, the Property and the Junior Loan Documents and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

38.	Time of the Essence.

Time is of the essence ii the execution and performance of this Agreement and of each provision hereof.

39.	Rule of Construction.

The parties acknowledge that each party and its counsel has reviewed this Agreement, and the parties hereby agree that normal rules of construct to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

40.	Saturday, Sunday or Legal Holiday.

If any date set forth in this Agreement for the performance of any obligation by Prime or Senior Lender or for the delivery of any document or notice should be on other than a Business Day, the compliance with such obligation or delivery shall be deemed acceptable on the next following Business Day. For purposes of this Agreement, the term “Business Day” shall mean any day on which banks and federal savings associations in Illinois are generally open.

41.	Amendments.

This Agreement shall not be amended except by a writing signed on behalf of all of the parties to this Agreement.

42.	No Third Party Beneficiaries; No Relationship.

No person or entity not a party to this Agreement shall have any third party beneficiary claim or other right hereunder or with respect thereto. This Agreement shall not establish any fiduciary, joint venture, partnership or similar relationship between Prime and Senior Lender.

43.	Exhibits.

Each exhibit referred to in this Agreement is attached hereto and each such exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

44.	Jury Waiver Venue.

PRIME AND SENIOR LENDER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF ANY PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE SENIOR LOAN, THE JUNIOR LOAN, THE SENIOR LOAN DOCUMENTS, THE JUNIOR LOAN DOCUMENTS, OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE) (COLLECTIVELY, AN “ACTION”). THIS WAIVER IS A MATERIAL INDUCEMENT FOR

PRIME AND SENIOR LENDER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT. PRIME AND SENIOR LENDER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT LOCATED IN COOK COUNTY, ILLINOIS IN ANY ACTION AND EACH PARTY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION MAY BE HEARD AND DETERMINED BY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

45.	Assignment.

Prime may not assign this Agreement or any right, liability, or obligation hereunder without the prior written consent of Senior Lender, which may be withheld in Senior Lender’s absolute discretion. Senior Lender may transfer, by assignment, participation or otherwise, the Senior Loan Documents, or any interest therein and any or all of its right, liabilities, or obligations under the Prime Documents to any one or more of its Affiliates, separate accounts, nominees and subsidiaries or to any other person or entity.

46.	Attorneys’ Fees.

References to attorneys’ fees or the like in this Agreement and in any of the other Prime Documents shall include (a) the reasonable fees charged by attorneys who are employees of Senior Lender or any of its Affiliates and (b) reasonable attorneys’ fees incurred in any trial and appellate proceedings.

47.	Prime Exculpation.

Notwithstanding any provision contained in this Intercreditor Agreement, Prime shall have no personal liability for the performance of its obligations hereunder (including without limitation the obligation to pay off the Senior Interest under Section 6 hereof). In the event of a default by Prime, Senior Lender shall nonetheless be entitled to exercise all remedies available under the Prime Documents against the Property, the gross revenues of the Property and other security as are set forth therein or as may otherwise be available under law. The foregoing shall not be construed to limit the personal liability of Prime under the Guaranty of Recourse Obligations, the Environmental Indemnification Agreement or the Senior Loan Agreement and any other document now or hereafter delivered by Prime which does not expressly exculpate Prime from such liability.

48.	Senior Lender Exculpation.

Notwithstanding any provision contained in this Agreement or the other Prime Documents to the contrary, the obligations of Senior Lender under this Intercreditor Agreement and the Prime Documents shall be enforceable only against the interest of Senior Lender in the Senior Loan Documents as such interest may exist from time to time.

49.	Termination of Previous Lock Box and Management Agreements.

Notwithstanding anything contained herein or in any Senior Loan Documents to the contrary, Junior Lender hereby acknowledges and agrees that the following agreements with respect to the Property are no longer in effect: (a) Wholesale Lockbox Mail Service Agreement dated February 15, 1998; (b) the Assignment of Wholesale Lockbox Mail Service Agreement dated May 14, 1998; (c) the 1998 Lock Box and Blocked Accounts Agreement dated May 14, 1998; (d) Junior Lender’s Blocked Accounts Agreement dated May 14, 1998; (e) Management Agreement dated as of December 12, 1997, as amended by the Agreement Pertaining to Management Agreement dated as of May 14, 1998; and (f) the 1998 Agreement dated as of May 14, 1998.

[Balance of page intentionally left blank, Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

LASALLE BANK NATIONAL ASSOCIATION, SUCCESSOR TRUSTEE TO AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, not personally but solely as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935

By: /s/ Harriet Denisewicz Name: Harriet Denisewicz Title: Trust Officer

LASALLE BANK NATIONAL ASSOCIATION, SUCCESSOR TRUSTEE TO AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602

By: /s/ Harriet Denisewicz Name: Harriet Denisewicz Title: Trust Officer
CONTINENTAL TOWERS ASSOCIATES-I, L.P., an Illinois limited partnership
By: CTA PARTNER, L.L.C., a Delaware limited liability company, its general partner
By: /s/ Richard S. Curto Name: Richard S. Curto Title: Administrative Member
[Signatures continued on the Following Page]

LENDER:
SUNAMERICA LIFE INSURANCE COMPANY, an Arizona corporation
By: AIG Global Investment Corp., a New Jersey corporation, its investment advisor
By: /s/ Keith C. Honig Name: Keith C. Honig Title: Managing Director

SCHEDULE 1

DEFINED TERMS

1.	“Administrative Costs” shall have the meaning set forth in Section 19(b) of this Agreement.
2.

“Affiliate” shall mean with respect to any person: any individual related by blood or marriage to such person or any person controlling, controlled by or under common control with such person (“control” and forms of the word mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and (ii) the ownership or beneficial ownership of equity interests, directly or indirectly, representing fifty percent or more ownership (on a fully diluted basis) in a person or rights, warrants, or options to purchase such ownership (whether or not currently exercisable)).

3.	“Awards” shall have the meaning set forth in the Loan Agreement.
4.	“Beneficial Interest” shall mean the beneficial interest held by Beneficial Interest Holder in the Fee Holder.
5.	“Beneficial Interest Holder” shall mean Continental Towers Associates-I, L.P. an Illinois limited partnership, and any successor beneficiary of either Fee Holder.
6.	“Borrower” means collectively, and jointly and severally, the Fee Holder and the Beneficial Interest Holder.
7.	“Cash Management Period” shall have the meaning set forth in the Senior Loan Documents.
8.

“Clearing Account” means the deposit account in the name of Senior Lender as mortgagee of Borrower, established pursuant to the Clearing Account Agreement at the Clearing Bank, LaSalle Bank National Association, into which all rent and other revenues of the Property will be deposited.

9.	“Closing” shall mean the date of disbursement of the Senior Loan.
10.

“Collateral” means all present and future assets of Borrower, including all of Borrower’s personal property and real estate (as owned by Fee Holder and/or Beneficial Interest Holder, as applicable), including, to the extent any Borrower has interest therein, the Deposit Accounts.

11.	“Collection Costs” shall have the meaning set forth in Section 19(d) of this Agreement.
12.	“Cure Notice” shall have the meaning set forth in Section 17(a)(ii) of this Agreement.

13.

“Deposit Accounts” means collectively the Clearing Account, the Cash Collateral Account, the Tax and Insurance Subaccount, the Leasing Escrow Reserve Account and the Ameriquest Expansion Escrow Account created and maintained under the Senior Loan Agreement.

14.	“Deposit Account Agreement” means that certain Deposit Account Agreement of even date herewith among the Deposit Bank, the Senior Lender, Borrower and Manager.
15.

“Deposit Bank” means LaSalle National Bank or any successor thereto or assignee thereof under the Lockbox Agreement and any bank serving similar functions under any replacement of either or both such agreements.

16.	“Default Charges” shall mean collectively all Prime Interest, Default Interest, Late Charges, Protective Advances and Collection Costs payable under this Agreement or any of the other Prime Documents.
17.	“Default Interest” shall have the meaning set forth in Section 19 of this Agreement.
18.	“Default Rate” shall mean an annual rate of 14% calculated on the basis of a 360-day year.
19.	“Default Sale Notice” shall have the meaning set forth in Section 9 of this Agreement.
20.

“Enforcement Action” means the commencement of the exercise of any default or any remedy against Borrower or any of them, including, without limitation, the commencement of any litigation or proceeding, including the commencement of any foreclosure proceeding, the exercise of any power of sale, the sale by advertisement, the taking of a deed or assignment in lieu of foreclosure, the obtaining of a receiver or the taking of any other enforcement action against, or the taking of possession or control of, any of the Property, but specifically excludes (a) requests and demands made upon Borrower or any of them, by delivery of notices to each Borrower and the cure by the Junior Lender of any Default by Borrower under the Senior Loan Documents as provided herein, (b) the assertion or enforcement of any right of Prime to receive payment from proceeds of a foreclosure sale of the Property incident to foreclosure of the liens or security interests of the Senior Loan Documents which proceeds may remain after payment of costs and expenses of such foreclosure by Senior Lender and payment and satisfaction in full of the Senior Indebtedness, and the filing of claims in any Insolvency Proceeding as may be required to protect and preserve the right of Prime or Senior Lender to participate in such Insolvency Proceeding as creditor and to participate in distributions of assets of Borrower in said Insolvency Proceeding with respect to the Junior Indebtedness or the Senior Indebtedness, as applicable, but subject in all respects to the rights of Senior Lender under and as provided in this Agreement and without in any way impairing or affecting the right of Senior Lender to require Prime to perform and observe their respective covenants, undertakings and agreements of Prime under and as provided in this Agreement.

21.	“Environmental Indemnification Agreement” shall mean the Environmental Indemnification Agreement of even date herewith executed by Prime in respect of the Property.
22.	“Escrow Deposits” shall mean all deposits required under the Senior Loan Agreement.
23.	“Event of Default” shall have the meaning set forth in Section 17 of this Agreement.
24.	“Excess Amount” shall have the meaning set forth in Section 9 of this Agreement.

25.	“Extraordinary Payment” shall have the meaning set forth in the Management Agreement.
26.

“Fee Holder” shall mean, collectively, LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, not personally but solely as trustee under trust agreement dated July 26, 1977 and known as Trust No. 40935 and LASALLE BANK NATIONAL ASSOCIATION, successor trustee to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976 and known as Trust No. 5602, or any successor owner of any interest in the fee title to the Property.

27.	“Final Payoff Date” shall have the meaning set forth in Section 6 of this Agreement.
28.	“Funds” shall mean all gross revenues, and all other revenues relating to the Property including, without limitation, rents, lease termination payments, advance rental payments, Proceeds and Awards.
29.	“General Partner” shall mean CTA Partner, L.L.C., a Delaware limited liability company, or other holder of a general partnership interest or other managing interest in Beneficial Interest Holder.
30.	“Guaranty” shall mean that certain Guaranty of Recourse Obligations of even date herewith delivered by Prime to Senior Lender in connection with the Senior Loan.
31.

“Insolvency Proceeding” means any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et. seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning Borrower, any action for the dissolution of Borrower, any proceeding (judicial or otherwise) concerning the application of the assets of Borrower, for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of Borrower or any other action concerning the adjustment of the debts of Borrower.

32.	“Interest” shall have the meaning set forth in the Senior Note.
33.	“Interest Rate” shall have the meaning set forth in the Senior Note.

34.	“Junior Indebtedness” means all principal, interest, default interest, prepayment premium, collection costs and other amounts outstanding from time to time under the Junior Loan Documents.
35.	“Junior Loan” means the loan evidenced and secured by the Junior Loan Documents.
36.	“Junior Loan Agreement” shall have the meaning set forth in Exhibit A.
37.	“Junior Loan Documents” means the documents listed on Exhibit A, as amended from time to time subject to the limitations set forth in this Agreement.
38.	“Junior Security” shall mean all real and personal property at any times pledged to Senior Holder to secure the performance by Prime of its obligations under the Prime Security Documents.
39.	“Late Charge” shall have the meaning set forth in Section 19(a) of this Agreement.
40.

“Management Agreement” shall mean the Management Agreement dated as of December 31, 2001among Beneficial Interest Holder and Manager (which shall be deemed to supersede and replace in its entirety that certain Management Agreement dated as of December 12, 1997, as amended by the Agreement Pertaining to management Agreement dated as of May 14, 1998, and any other agreement regarding management of the property), together with the Consent and Subordination of Manager of even date herewith among Manager, Beneficial Interest Holder, and Senior Lender.

41.	“Manager” shall mean Prime Group Management, LLC, a Delaware corporation, or the manager approved by Senior Lender.
42.	“Member” shall mean Richard S. Curto and his spouse or other holder of an equity interest in General Partner.
43.	“Monthly Operating Report” shall have the meaning set forth in the Management Agreement.
44.	“Necessary Capital Expenditures” shall mean such capital expenditures as are reasonably determined by Senior Lender to be necessary to maintain the Property in first class condition.
45.	“Payoff Amount” shall mean the outstanding balance of the Senior Indebtedness.
46.	“Person” means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.
47.	“Prepayment Premium” shall have the meaning set forth in the Senior Loan Agreement and other Senior Loan Documents
48.	“Prime” means Prime and any subsequent holder of any interest in the Junior Loan or the Junior Loan Documents.

49.

“Prime Documents” shall mean this Agreement; the Memorandum of Subordination and Intercreditor Agreement; the Deposit Account Agreement; the Guaranty of Recourse Obligations; the Environmental Indemnification Agreement; the Subordination and Consent of Manager; and the Collateral Assignment of Junior Loan Documents; all of even date herewith executed by Prime in favor of Senior Lender; and such all other documents executed by Prime or its Affiliates and delivered to Senior Lender in connection herewith and therewith, including all documents securing or perfecting security for Prime’s obligations hereunder and thereunder.

50.	“Prime Interest” shall mean all interest, including Default Interest, imposed under any of the Prime Documents.
51.	“Proceeds” shall have the meaning set forth in the Loan Agreement.
52.

“Property” means the real estate commonly known as Continental Towers, Rolling Meadows, Illinois which is legally described on Exhibit C and all improvements now or hereafter located thereon and all appurtenances thereto.

53.	“Protective Advances” shall have the meaning set forth in Section 19(c) of this Agreement.
54.

“Release Actions” shall mean (i) execution of instruments of release or terminations, as appropriate, of the Senior Loan Documents and Prime Documents and (ii) release or transfer of all cash security for the Senior Loan Documents and Prime Documents, except the Environmental Indemnification Agreement shall not be released or terminated but shall instead survive the performance of the Release Actions.

55.	“Rent Roll” shall mean a rent roll on the form previously submitted to and approved by Senior Lender.
56.

“Security” shall mean all real and personal property, tangible and intangible, in which security interests have been granted as security for the Senior Loan or Prime’s obligations under this Intercreditor Agreement.

57.

“Senior Default” means the failure by Borrower to pay Senior Lender any amount when due under the Senior Loan Documents or the occurrence or existence of any other event or circumstance which, with the passage of time or the giving of notice, or both, would constitute a Senior Event of Default.

58.

“Senior Default Charges” shall mean all late charges and default in interest, collection charges, administrative charges or the like arising under the Senior Loan Documents, including Default Interest as defined in the Senior Note.

59.	“Senior Event of Default” means an “Event of Default” as defined in any of the Senior Loan Documents.
60.	“Senior Indebtedness” means all principal, interest, default interest, prepayment premium, collection costs and other amounts outstanding from time to time under the Senior Loan Documents.

61.	“Senior Loan” shall have the meaning set forth in the Senior Note.
62.	“Senior Loan Documents” means the documents listed on Exhibit B, as amended from time to time subject to the limitations set forth in the Agreement.
63.	“Senior Mortgage” shall have the meaning set forth in Exhibit B.
64.	“Senior Note” shall have the meaning set forth in Exhibit B.
65.

“SNDAs” shall mean Subordination, Non-Disturbance and Attornment Agreements with tenants of the Property on a form previously approved by Senior Lender with such changes as are reasonably acceptable to Senior Lender.

66.	“Tax Indemnity Agreement” shall mean that certain Tax Indemnity Agreement dated November 17, 1997 among Prime, Roland E. Casati and Richard A. Heise.
67.	“Tenant Estoppels” shall mean Tenant Estoppel Certificates from tenants of the Property on a form previously approved by Senior Lender with such changes as are reasonably acceptable to Senior Lender.
68.	“Term” shall mean the period from the date hereof through and including the Final Payoff Date.
69.

“Transfer Actions” shall mean (i) execution of instruments of transfer and endorsements, as appropriate, of the Senior Loan Documents and the Senior Lender’s title policy, in all cases without recourse, (ii) transfer to Prime of all balances in the Deposit Accounts, and (iii) execution of instruments of termination of this Agreement and the other Prime Documents, except the Environmental Indemnification Agreement shall not be terminated but shall instead survive the performance of the Transfer Actions. In connection with the performance of the Transfer Actions, Senior Lender will be obligated to warrant only that it has not encumbered or transferred the Senior Loan Documents.

70.	“Wire Transfer” shall mean transfer of immediately available funds by federal wire to an account designated by the recipient in a written notice to the transferor.

EXHIBIT A

JUNIOR LOAN DOCUMENTS

1.

Amended and Restated First Mortgage dated October 1, 1991, and recorded on January 2, 1992, as Document Number 92001888, from American National Bank and Trust Company of Chicago, as Trustee under Trust Agreement dated July 26, 1977, and known as Trust 40935 to General Electric Capital Corporation to secure an indebtedness in the amount of $152,106,073.00.

2.

First Amendatory Agreement dated April 30, 1993, and recorded June 9, 1993, as Document Number 93434372, between American National Bank and Trust Company of Chicago, as Trustee, Continental Towers Associates – I, General Electric Capital Corporation and other parties.

3.

Second Amendatory Agreement dated November 1, 1994, and recorded December 30, 1994, as Document Number 04084292, between American National Bank and Trust Company of Chicago, as Trustee, Continental Towers Associates – I, General Electric Capital Corporation and other parties.

4.

Loan Modification and Amended and Restated Loan Agreement dated June 1, 1995, and recorded August 17, 1995, as Document Number 95545031, between American National Bank and Trust Company of Chicago, as Trustee, Continental Towers Associates – I, General Electric Capital Corporation and other parties.

5.

Supplemental First Mortgage and Security Agreement dated June 1, 1995, and recorded August 17, 1995, as Document Number 95545032, between First Bank, N.A., as Successor Trustee to National Boulevard Bank of Chicago, not personally but solely as Trustee under Trust Agreement dated September 27, 1976, and known as Trust Number 5602 and General Electric Capital Corporation to secure an indebtedness in the amount of $156,306,073.00.

6.

First Amendment to Loan Modification and Amended and Restated Loan Agreement dated December 12, 1997, and recorded December 17, 1997, as Document Number 97947240, between American National Bank and Trust Company of Chicago, as Trustee, General Electric Capital Corporation, Continental Towers Associates-I and First Bank, N.A. as Trustee.

7.	Assignment of Liens and Documents dated December 12, 1997, and recorded December 17, 1997, as Document Number 97947241, from General Electric Capital Corporation to Prime Group Realty, L.P.
8.	Assignment of Liens and Documents dated December 15, 1997, and recorded December 17, 1997, as Document Number 97947243, from Prime Group Realty, L.P. to BankBoston, N.A.
9.	Reassignment of Liens and Documents dated May 4, 1998, and recorded May 18, 1998, as Document Number 98407007, from BankBoston, N.A. to Prime Group Realty, L.P.

10.

Assignment of Rents and Leases dated October 1, 1991, and recorded January 2, 1992, as Document Number 92001889, from American National Bank and Trust Company of Chicago, as Trustee under Trust 40935 to General Electric Capital Corporation. (Reassignment in item 9 above applies to this Assignment of Rents and Leases as well.)

11.

First Mortgage dated December 27, 1985, and recorded December 30, 1985, as Document 85342789, made by American National Bank and Trust Company, as Trustee under Trust 40935, to General Electric Capital Corporation, to secure an indebtedness of $105,000,000.00.

12.	Third Loan Modification Agreement (modifying item 11 above), dated December 1, 1988, and recorded January 10, 1989, as Document 89013686.
13.	Fourth Loan Modification Agreement (modifying item 11 above), dated December 1, 1989, and recorded January 25, 1990, as Document 90041713.
14.	Fifth Loan Modification Agreement (modifying item 11 above), dated December 1, 1990, and recorded March 8, 1991, as Document 91105421. (Reassignment in item 9 above applies to this Mortgage as well.)
15.

Assignment of Rents and Leases made by American National Bank and Trust Company, as Trustee under Trust 40935 to General Electric Capital Corporation dated December 27, 1985, and recorded December 30, 1985, as Document Number 85342790. (The reassignment in item 9 above and the Modification Agreements in items 12, 13 and 14 above apply to this Assignment of Rents and Leases as well.)

16.

1997 Promissory Note dated October 1, 1991, with an amended and restated effective date of December 12, 1997, in the original principal amount of $163,103,099.24 made by American National Bank and Trust Company of Chicago, as Trustee of Trust 40935, in favor of General Electric Capital Corporation.

17.

Lock Box Agreement dated as of July 27, 1995, by and among The Northern Trust Company, Trust 40935, Beneficiary and GECC as amended by First Amendment to Lock Box Agreement dated as of September 13, 1995, or a replacement of the foregoing with a different bank reasonably acceptable to holder pursuant to an agreement consistent with the foregoing (either as applicable, the “Lock Box Agreement”).

18.	Hazardous Substances Indemnity Agreement dated as of October 1, 1991, as amended by the Loan Agreement.
19.	All UCC Financing Statements executed in connection with any of the foregoing.

EXHIBIT B

SENIOR LOAN DOCUMENTS

1.	Promissory Note in the amount of $75,000,000.00.

2.	Loan Agreement.
3.	Mortgage, Assignment of Leases and Rents and Security Agreements.
4.	Assignments of Leases and Rents.
5.	Eleven (11) UCC Financing Statements.
6.	Collateral Assignment of Beneficial Interest (2).
7.	Deposit Account Agreement.
8.	Clearing Account Agreement.
9.	Consent and Subordination of Manager.
10.	Environmental Indemnity Agreement.
11.	Subordination and Intercreditor Agreement.
12.	Memorandum of Subordination and Intercreditor Agreement.
13.	Collateral Assignment of Junior Loan Documents.
14.	Guaranty Agreement.
15.	Assignment of Agreements, Licenses and Permits.
16.	Certificate Concerning Leases and Financial Condition.
17.	Certificate Concerning Governing Documents.
18.	Agreement Concerning Insurance Requirements.
19.	Ameriquest Lease Expansion Escrow Agreement.
20.	Leasing Escrow Agreement.
21.	Collateral Assignment of Interest Rate Protection Agreement.
22.	Receipt and Agreement.

23.	Post-Closing Agreement.

EXHIBIT C

LEGAL DESCRIPTION

REAL PROPERTY IN THE CITY OF ROLLING MEADOWS, COUNTY OF COOK, STATE OF ILLINOIS, DESCRIBED AS FOLLOWS:

PARCEL 1:

LOTS 1 AND 2 IN CASATI-HEISE SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 17 AND PART OF THE NORTHWEST 1/4 OF SECTION 16, BOTH IN TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 27, 1988 AS DOCUMENT NUMBER 88592766, (EXCEPTING THEREFROM THAT PART OF LOT 1 DEDICATED FOR ROADWAY PURPOSES ACCORDING TO PLAT RECORDED DECEMBER 2, 2002, AS DOCUMENT NUMBER 0021325095), IN COOK COUNTY, ILLINOIS.

PARCEL 2:

EASEMENTS APPURTENANT TO AND FOR THE BENEFIT OF PARCELS 1 AND 4, AS CREATED AND GRANTED AND SET FORTH IN EASEMENT AGREEMENT DATED AS OF SEPTEMBER 23, 1977 AND RECORDED OCTOBER 10, 1978 AS DOCUMENT NUMBER 24662689 AND AS AMENDED BY AMENDMENT TO EASEMENT AGREEMENT DATED AS OF MAY 15, 1980 AND RECORDED JUNE 10, 1980 AS DOCUMENT NUMBER 25482426 UPON, OVER AND UNDER PORTIONS OF LOTS 1 TO 6, INCLUSIVE, IN HEISE’S SUBDIVISION, A SUBDIVISION OF PART OF THE NORTHWEST 1/4 OF SECTION 16, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 23, 1977 AS DOCUMENT 24119807 AND ALSO OVER, UPON AND UNDER PORTIONS OF THAT PART OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF THE NORTHEAST 1/4 OF SECTION 17; THENCE SOUTHERLY ALONG THE EAST LINE OF SAID NORTHEAST 1/4 OF SECTION 17, A DISTANCE OF 80.0 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), AS DEDICATED AND RECORDED SEPTEMBER 24, 1929 AS DOCUMENT NUMBERS 10488005 AND 10488006; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 691.05 FEET FOR A POINT OF BEGINNING; THENCE SOUTH 0 DEGREES, 52 MINUTES EAST, 265.0 FEET; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST PARALLEL, WITH SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 196.11 FEET; THENCE NORTH 0 DEGREES, 27 MINUTES, 20 SECONDS EAST PARALLEL WITH THE WEST LINE OF SCHWAKE’S SUBDIVISION RECORDED AUGUST 11, 1970 AS DOCUMENT 21235091, NOW VACATED, 265.07 FEET

TO SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58); THENCE NORTH 89 DEGREES, 08 MINUTES EAST, ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 190.0 FEET TO THE POINT OF BEGINNING, ALL IN COOK COUNTY, ILLINOIS, FOR THE OPERATION, MAINTENANCE, REPAIR, REPLACEMENT, RELOCATION AND REMOVAL OF A WATER SUPPLY LINE, SEWER AND OTHER UTILITIES, IN COOK COUNTY, ILLINOIS.

PARCEL 3:

EASEMENTS APPURTENANT TO AND FOR THE BENEFIT OF PARCELS 1 AND 4, AS CREATED AND GRANTED AND SET FORTH IN EASEMENT AGREEMENT DATED AS OF SEPTEMBER 23, 1977 AND RECORDED OCTOBER 10, 1978 AS DOCUMENT NUMBER 24662688 AND AS AMENDED BY AGREEMENT THERETO DATED AS OF NOVEMBER 21, 1979 AND RECORDED DECEMBER 17, 1979 AS DOCUMENT NUMBER 25284791 UPON AND UNDER PORTIONS OF THAT PART OF THE NORTHEAST 1/4 OF SECTION 17, TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF THE NORTHEAST 1/4 OF SECTION 17; THENCE SOUTHERLY ALONG THE EAST LINE OF SAID NORTHEAST 1/4 OF SECTION 17, A DISTANCE OF 80.0 FEET TO THE SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), AS DEDICATED AND RECORDED SEPTEMBER 24, 1929 AS DOCUMENT NUMBERS 10488005 AND 10488006; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 691.05 FEET FOR A POINT OF BEGINNING; THENCE SOUTH 0 DEGREES, 52 MINUTES EAST, 265.0 FEET; THENCE SOUTH 89 DEGREES, 08 MINUTES WEST PARALLEL WITH SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 196.11 FEET; THENCE NORTH 0 DEGREES, 27 MINUTES, 20 SECONDS EAST, PARALLEL WITH THE WEST LINE OF SCHWAKE’S SUBDIVISION, RECORDED AUGUST 11, 1970 AS DOCUMENT 21235091, NOW VACATED, 265.07 FEET TO SAID SOUTHERLY RIGHT-OF -WAY OF GOLF ROAD (STATE ROUTE 58); THENCE NORTH 89 DEGREES, 08 MINUTES EAST, ALONG SAID SOUTHERLY RIGHT-OF-WAY OF GOLF ROAD (STATE ROUTE 58), 190 FEET TO THE POINT OF BEGINNING, ALL IN COOK COUNTY, ILLINOIS, FOR THE OPERATION, MAINTENANCE, REPAIR, REPLACEMENT, RELOCATION AND REMOVAL OF A WATER SUPPLY LINE, SEWER AND OTHER UTILITIES IN COOK COUNTY, ILLINOIS.

PARCEL 4:

LOT 3 IN CASATI-HEISE SUBDIVISION, BEING A SUBDIVISION OF PART OF THE NORTHEAST 1/4 OF SECTION 17 AND PART OF THE NORTHWEST 1/4 OF SECTION 16, BOTH IN TOWNSHIP 41 NORTH, RANGE 11 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN COOK COUNTY, ILLINOIS, ACCORDING TO THE PLAT THEREOF RECORDED DECEMBER 27, 1988 AS DOCUMENT NUMBER 88592766, IN COOK COUNTY, ILLINOIS.

Common address: Continental Towers, 1701 Golf Road, Rolling Meadows, Illinois

PINS: 08-16-100-034, 08-16-100-035 and 08-16-100-036
Record Title Owner:

LaSalle Bank National Association, successor trustee to American National Bank and Trust Company of Chicago, a national banking association, not personally but solely as trustee under trust agreement   dated July 26, 1977, and known as Trust No. 40935 and LaSalle Bank National Association, successor trustee to American National Bank and Trust Company of Chicago, a national banking association, as successor trustee to First Bank, N.A., as successor trustee to National Boulevard Bank of Chicago, not personally but solely as trustee under trust agreement dated September 27, 1976, and known as Trust No. 5602.